                                                                    EXHIBIT 12.1


                      STATEMENT OF COMPUTATION OF RATIOS
                                (In thousands)


                                            Period from July
                                           28, 1994 (inception
                                             of operations)       Year ended        Year ended
                                            through December      December 31,      December 31,
                                                31, 1994             1995              1996
                                           -------------------    ------------      ------------
Earnings:
  Net income before extraordinary expenses      $ 2,511            $ 12,191          $ 43,291
  Capitalized interest                                                                 (1,330)
  Minority interest                                 907               3,131             5,590
  Fixed charges                                     109               2,004            11,133
                                                -------            --------          --------
      Earnings                                  $ 3,527            $ 17,326          $ 58,684
                                                =======            ========          ========

Fixed Charges:
  Interest expense                              $   109            $  2,004          $  9,803
  Capitalized interest                               --                  --             1,330
                                                -------            --------          --------
      Fixed Charges                             $   109            $  2,004          $ 11,133
                                                =======            ========          ========

Preferred dividends                             $    --            $     --          $  7,734
                                                =======            ========          ========

Ratio of Earnings to Fixed Charges(1)              32.4x                8.6x              5.3x
                                                =======            ========          ========

Ratio of Earnings to Combined Fixed Charges
  and Preferred Dividends(2)                       32.4x                8.6x              3.1x
                                                =======            ========          ========



(1) Computed as Earnings divided by Fixed Charges

(2) Computed as Earnings divided by Fixed Charges and Preferred Dividends